Exhibit 99.1

Quarterly Report to Holders of Contingent Value Obligations for the Quarter Ended December 31, 2019
April 23, 2020
To Holders of Contingent Value Obligations:
Overview
There are currently 98.6 million Contingent Value Obligations (CVOs) issued and outstanding. CVOs were issued as a result of the Progress Energy, Inc. (Progress Energy or the Company) and Florida Progress Corporation share exchange on November 30, 2000. For every Florida Progress Corporation share owned at that time, one CVO was issued. As of April 23, 2020, Progress Energy has repurchased and holds 83.4 million of the outstanding CVOs.
Each CVO represents the right of the holder to receive contingent payments, based on the net after-tax cash flow generated by the synthetic fuels plants previously owned by Solid Energy LLC, Ceredo Synfuel LLC, Solid Fuel LLC and Sandy River LLC (the Earthco plants). Qualifying synthetic fuels plants entitled their owners to federal income tax credits based on the barrel of oil equivalent of the synthetic fuels produced and sold by these plants. In the aggregate, holders of CVOs are entitled to payments equal to 50% of any net after-tax cash flow generated by the Earthco plants in excess of $80 million per year for each of the years 2001 through 2007. The synthetic fuels tax credit program expired on December 31, 2007, and all operations ceased.
As disclosed in previous reports, some tax credits generated by the Earthco plants in the years 2001 through 2007 were not realized or included in net after-tax cash flows for those years and are available to be realized in the future. CVO holders may be entitled to payment for those operation years if the sum of the carry forward tax credits realized and the net after-tax cash flows for the period the tax credits were generated exceed $80 million. As described above, the CVO holders are entitled to 50% of the amounts realized greater than $80 million.
Upon the disposition of any interest in the Earthco plants to a third party prior to 2008, CVO holders may be entitled to share the cash proceeds received by the Company from the third party. The CVO holders’ share of such disposition proceeds is based upon the CVO holders’ share of net after-tax cash flows generated in the years prior to the disposition.
All payments are first deposited with the CVO trustee (the Trustee) in accordance with the legal documents governing the CVOs (the CVO Agreement). Net after-tax cash flow and carry forward credit payments will not generally be made to CVO holders until audit matters are resolved for the years of the tax returns in which the tax credits giving rise to the payments are realized. The Company cannot predict when the audit matters for the tax return years in which tax credits are realized will be resolved. Based on past tax audit experience, the Company’s tax audits could take many years to resolve. Disposition proceeds payments will not generally be made to CVO holders until the termination of all indemnity obligations under the purchase and sale agreement related to the disposition.
For purposes of calculating CVO payments, net after-tax cash flows include the taxable income or loss for the Earthco plants adjusted for depreciation and other noncash items plus income tax benefits, and minus income tax incurred. The total amount of net after-tax cash flow for any year will depend upon the final determination of the income tax benefits realized and the income taxes incurred after completion of the income tax audits. Thus, the estimated after-tax cash flow generated by the Earthco plants could increase or decrease due to changes in income taxes for the year.
This is only an overview of the terms of the CVOs. The CVO Agreement contains significant additional information, including information concerning the realization of tax credits carried forward and payments of disposition proceeds.

Summary of Net After-Tax Cash Flows, Carry Forward Tax Credits and Deposits
The net after-tax cash flows and tax credits carried forward for the years 2001 through 2007 and the deposits with the Trustee were as follows:

(in millions)	Net after-tax cash flows(a)	Tax credits expected to be realized on 2019 tax return	Remaining tax credits generated but not included in net after-tax cash flows and not yet realized	Deposits with Trustee
Operation Year
2001	$(0.8)	$29.1	$29.1	3.2(b)
2002	3.2	23.7	23.6	—
2003	79.6	22.5	22.5	33.6(b)
2004	71.0	13.9	13.9	16.3(b)
2005	(43.2)	20.1	20.2	—
2006	64.0	—	—	—
2007	(90.0)	—	—	—
Disposition of Ceredo Synfuel LLC	N/A	N/A	N/A	6.6(c)
(a) The amounts of net after-tax cash flows for the years 2001 through 2007 generally should remain unchanged due to resolution of the Company’s tax audits for those years. However, there are circumstances where the Company can file an amended return that can carry back into certain closed audit years.
(b) Deposited March 15, 2019 and March 13, 2020, including interest.
(c) Deposited June 11, 2008, including interest.
Realization of Carry Forward Tax Credits
For the Tax Year 2018, the Company realized 50% of tax credits generated in the Operation Years 2001 through 2007. For the Tax Year 2019, the Company estimates that it will realize 25% of tax credits generated in the Operation Years 2001 through 2007. The amount of realized tax credits is an estimate; therefore, the actual amount of tax credits realized may ultimately vary substantially from this amount. See the material developments section below for additional information on recently passed legislation and its impact on the realizability of carry forward tax credits.
Allocable Expenses
In accordance with the CVO Agreement, the Company will be reimbursed for its “allocable expenses,” which include (1) certain fees and expenses related to the maintenance of the trust; (2) costs related to the administration of the CVOs; and (3) the CVO holders’ share of the Company’s tax administration, audit or controversy expense related to the Earthco plants. The payments made to CVO holders will be reduced by the amount of these expenses.

Material Developments as of April 23, 2020
Tax Cuts and Jobs Act
On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act (Tax Act) into law. Among other provisions, the Tax Act, effective for tax years beginning after 2017, repeals the corporate alternative minimum tax (AMT) and treats as refundable 50% (100% for tax years beginning in 2021) of the excess of the AMT credit for the tax year over the amount of the credit allowable for the year against regular tax liability. Accordingly, the Company utilized 50% of the carry forward tax credits in the 2018 tax year and expects to utilize the remaining credits by tax year 2021. Generally, carry forward credit payments are not made to CVO holders until audit matters are resolved for the years of the tax returns in which the tax credits giving rise to the payments are realized. Therefore, the Company is unable to estimate the timing or the amount of any future payments to the CVO holders.
Pursuant to the requirements of the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, refund payments issued to, and credit elect and refund offset transactions for, corporations claiming certain refundable tax credits are subject to sequestration. During the fourth quarter of 2018, it was determined that AMT credits are not among the certain refundable tax credits subject to sequestration based upon additional guidance published by the Internal Revenue Service.
The Tax Act could also be amended or subject to technical corrections, which could change the financial impacts that were recorded at December 31, 2019, or are expected to be recorded in future periods. Progress Energy’s future results of operations, financial condition and cash flows could be adversely impacted by the Tax Act’s subsequent amendments or corrections, or the actions of the FERC, state utility commissions or credit rating agencies related to the Tax Act.
Coronavirus Aid, Relief, and Economic Security Act (CARES Act)
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “Act”) was enacted. The CARES Act is an emergency economic stimulus package in response to the Coronavirus outbreak. Among other provisions, the CARES Act accelerates remaining AMT credit refund allowances resulting in taxpayers being able to immediately claim a refund in full for any AMT credit carryforwards. Generally, carry forward credit payments are not made to CVO holders until audit matters are resolved for the years of the tax returns in which the tax credits giving rise to the payments are realized. Therefore, the Company is unable to estimate the timing or the amount of any future payments to the CVO holders.

Merger
On July 2, 2012, Progress Energy consummated the merger with Duke Energy Corporation (Duke Energy) and became, and will continue as, a direct wholly owned subsidiary of Duke Energy. Certain substantial changes in ownership of Progress Energy, including the merger, can impact the timing of the utilization of tax credit carry forwards.
Disposition of Ceredo Synfuel LLC
In March 2007, the Company sold its 100% partnership interest in Ceredo Synfuel LLC (Ceredo), which was one of the Earthco plants, to a third-party buyer. In addition, the Company entered into an agreement to operate Ceredo on behalf of the buyer. At closing, the Company received cash proceeds of $10 million and a nonrecourse note receivable of $54 million. Payments on the note were received as Ceredo produced and sold qualified coal-based solid synthetic fuels during 2007. The Company received payments on the note related to 2007 production of $49 million in 2007 and $5 million in 2008. A purchase price adjustment pursuant to the terms of the purchase and sale agreement and other adjustments to proceeds not related to the sale of the partnership interest in Ceredo resulted in total cash proceeds of $44 million. Pursuant to the terms of the purchase and sale agreement, the Company will indemnify the buyer against certain losses, including, but not limited to, losses arising from the disallowance of synthetic fuels tax credits. Based upon the cash proceeds received by the Company, the CVO holders’ share of disposition proceeds of approximately $6 million, excluding interest, was deposited with the Trustee in the second quarter of 2008. Disposition proceeds payments will not generally be made to CVO holders until the termination of all indemnity obligations under the purchase and sale agreement related to the disposition.

Section 29 Tax Credits
Legislation enacted in 2005 redesignated the Section 29 tax credit as a general business credit under Section 45K of the Code (Section 45K) effective January 1, 2006. The previous amount of Section 29 tax credits that the Company was allowed to claim in any calendar year through December 31, 2005, was limited by the amount of its regular federal income tax liability. Section 29 tax credit amounts allowed but not utilized are carried forward indefinitely as deferred alternative minimum tax credits prior to the signing of the Tax Act on December 22, 2017, as described above.
Supplemental Information
Where can I find a current market value of the CVOs?
CVOs are traded on the OTC Markets. To obtain a value, contact your broker or visit otcmarkets.com. Type “PREX” in the “Enter Symbol/Company Name” section, and click “Get Quote” to obtain the latest quote.
How can I purchase or sell CVOs?
You will need to contact a broker to purchase or sell CVOs.
What is the tax basis in the CVOs?
For federal income tax reporting purposes, the Company will treat 54.5 cents as the fair market value of each CVO issued on November 30, 2000, the effective date of the share exchange. That amount is the average of the reported high and low trading prices of the CVOs on the NASDAQ Over-the-Counter Market on November 30, 2000. If you received your CVOs in the share exchange, your tax basis for your CVOs is 54.5 cents. If you acquired your CVOs after the share exchange, please consult your tax advisor for your tax basis.
Who is the Securities Registrar and Transfer Agent for the CVOs?
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Call toll-free: 877.711.4092